EXHIBIT 99.1

RELM Wireless Reports Fourth Quarter and Year End Results

Fourth Quarter Sales Increased 61% Year-Over-Year

Fourth Quarter Pre-Tax Income Increased 458% Year-Over-Year to $2.3 Million

WEST MELBOURNE, FL, February 28, 2006 - RELM Wireless Corporation (Amex: RWC - News) today announced its operating results for the fourth quarter and year ended December 31, 2005.

For the quarter ended December 31, 2005, sales increased approximately 61.5% to $9.0 million, compared to $5.6 million for the same quarter last year. For the fourth quarter, pre-tax income increased approximately 458% to $2.3 million, from $0.42 million for the same quarter last year. Net income for the fourth quarter was approximately $8.3 million, or $0.58 per diluted share, compared to net income of $6.6 million, or $0.50 per diluted share, for the same quarter last year, including a non-cash tax benefit of approximately $5.9 million and $6.2 million recognized in the fourth quarter of 2005 and 2004, respectively.

RELM President and Chief Executive Officer David Storey commented, “The strength of our results is reflected in the growth we achieved in pre-tax income for the fourth quarter. During the quarter, sales increased in all our product lines, which we believe is an endorsement of our commitment to provide our customers with the highest quality, most reliable and lowest-cost products available in the market. Representative of our success are recently announced orders from several federal and state governmental agencies, primarily for our APCO Project 25 (P25) compliant portable and mobile radios.”

Mr. Storey continued, “Our digital portable and mobile radios are compliant with the Project 25 standard (P25) for interoperability established by the Association of Public-Safety Communications Officials and approved by the U.S. Department of Homeland Security. Our radios are among a select few in full compliance with P25 and we believe sales of these radios will continue to grow as the P25 market develops. The anticipated growth of the P25 market is being driven by the need for interoperability, which became evident following recent catastrophic events. We believe that interoperability and other features offered by P25 compliant radios effectively address this and other emerging needs in the public safety sector.”

For the quarter ended December 31, 2005, gross profit margins increased to 53.4% from 40.0% for the same quarter last year. SG&A expense for the fourth quarter decreased to 27.4% of sales from 31.5% of sales for the same quarter last year.

For 2005, sales increased approximately 38.1% to $28.5 million, compared to $20.7 million for 2004. Pre-tax income for 2005 increased approximately 233% to $5.5 million, from $1.7 million for 2004. Net income for 2005 was $10.3 million, or $0.75 per diluted share, compared to net income of $7.9 million, or $0.65 per diluted share, for 2004, including a non-cash tax benefit of approximately $4.8 million and $6.2 million recognized in 2005 and 2004, respectively.

For 2005, gross profit margins increased to 51.5% from 44.0% for 2004. SG&A expense for 2005 decreased to 32.1% of sales from 34.7% of sales for 2004.

For the fourth quarter and year ended December 31, 2005, the Company recognized non-cash income tax benefits of $5.9 million and $4.8 million, respectively, compared to $6.2 million for the same periods last year. As of December 31, 2005, the Company recognized a deferred tax asset of approximately $11.2 million, compared to approximately $6.3 million as of December 31, 2004. This asset is primarily composed of net operating loss carryforwards (NOLs). The Company cannot presently estimate what, if any, changes to the valuation of its deferred tax asset may be made in the future. Future losses or income may make it necessary for the Company to adjust its valuation allowance related to its net deferred net tax asset recognized as of December 31, 2005.

About RELM Wireless

For nearly six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new interoperable, low-cost digital two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM product lines. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

(Financial Tables To Follow)

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Sales	$8,969	$5,553	$28,519	$20,656

Costs & Expenses:
Cost of Sales	4,178	3,330	13,844	11,571
Selling, General and Administrative Expenses	2,460	1,749	9,151	7,161
Total Costs & Expenses	6,638	5,079	22,995	18,732

Operating Income	2,331	474	5,524	1,924

Other Income (Expense):
Interest Expense	(12)	(69)	(41)	(291)
Other Income	15	13	44	27

Pretax Income	2,334	418	5,527	1,660

Income Tax Expense / (Benefit)**	(5,948)	(6,217)	(4,765)	(6,217)

Net Income	$8,282	$6,635	$10,292	$7,877

Earnings per share - basic	$0.63	$0.52	$0.79	$0.68

Earnings per share - diluted	$0.58	$0.50	$0.75	$0.65

Weighted Average Common Shares Outstanding, Basic	13,123	12,871	13,036	11,536
Weighted Average Common Shares Outstanding, Diluted	14,172	13,383	13,718	12,151

** The Company realized an income tax benefit for the quarter ended December 31, 2005 of approximately $5.9 million compared to an income tax benefit of $6.2 million for the same period last year. For the year ended December 31, 2005 the Company realized an income tax benefit of approximately $4.8 million compared to an income tax benefit of $6.2 million for the same period last year. The benefits were derived from reductions in the valuation allowance against the deferred tax asset. The deferred tax asset is composed primarily of net operating loss carry forwards (NOLs). The reduction in valuation allowance is based upon management’s conclusions regarding, among other considerations, estimates of future earnings based on information currently available, current and anticipated customers and contracts, new product introductions, recent operating results during 2005, 2004 and 2003, and certain tax planning strategies.

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands Except Share Data)

	December 31	December 31
	2005	2004
ASSETS
Current Assets:
Cash & Cash Equivalents	$5,283	$3,140
Trade Accounts Receivable, Net	5,504	3,651
Inventories, Net	7,091	4,735
Deferred tax assets, net**	3,783	1,339
Prepaid Expenses & Other Current Assets	470	326
Total Current Assets	22,131	13,191

Property, Plant and Equipment, Net	1,220	1,291
Deferred tax assets, net**	7,407	4,923
Other Assets	358	288

Total Assets	$31,116	$19,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$—	$700
Accounts payable	1,520	520
Accrued compensation and related taxes	1,280	549
Accrued warranty expense	153	118
Accrued other expenses and other current liabilities	345	352
Total Current Liabilities	3,298	2,239

Long-Term Debt	—	—

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,135,324 and 12,872,618 issued and outstanding shares at December 31, 2005 and December 31, 2004, respectively.	7,878	7,723
Additional paid-in capital	22,711	22,794
Deficit	(2,771)	(13,063)
Total Stockholders' Equity	27,818	17,454

Total Liabilities and Stockholders' Equity	$31,116	$19,693

** As of December 31, 2005, the Company recognized a net deferred tax asset of approximately $11.2 million compared to approximately $6.3 million as of December 31, 2004. This asset is composed primarily of net operating loss carry forwards (NOLs). Realization of the net deferred tax asset is dependent upon the Company’s ability to generate sufficient taxable income in future years. SFAS Statement 109 requires that all evidence be analyzed to determine if, based on the weight of the evidence, the Company is more likely than not to realize the benefit of the net deferred tax asset. Recognition of the net deferred tax asset is based upon management’s conclusions regarding, among other considerations, estimates of future earnings based on information currently available, current and anticipated customers and contracts, new product introductions, recent operating results during 2005, 2004 and 2003, and certain tax planning strategies.

The Company evaluated the available evidence and the likelihood of realizing the benefit of its net deferred tax asset, concluding based upon the weight of available evidence that it more likely than not will realize the benefit of its net deferred tax asset. Accordingly, in the fourth quarter 2005, the Company eliminated the valuation allowance against its deferred tax asset, recognizing a deferred tax asset on the Company’s balance sheet of approximately $11.2 million.

Source: RELM Wireless Corporation